Exhibit 5.1





                              November 26, 1996


Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83706-9632

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 26, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,801,544 shares of Common Stock, $0.10 par value per share, of Micron Technology, Inc., which shares may be issued pursuant to the Nonstatutory Stock Option Plan filed as an exhibit to the Registration Statement. Such shares of Common Stock are referred to herein as the "Shares," and such plan is referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati P.C.